Exhibit 5.1

December 18, 2024

BioSig Technologies, Inc.

12424 Wilshire Blvd, Ste 745

Los Angeles, California 90025

Re: At The Market Offering Agreement with H.C. Wainwright & Co., LLC

Ladies and Gentlemen:

We have acted as counsel to BioSig Technologies, Inc., a Delaware corporation (the “Company”), in connection with the sale through H.C. Wainwright & Co., LLC as the sales agent (the “Sales Agent”) from time to time by the Company of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), having an aggregate offering price of up to $8,500,000 (the “Shares”) all of which are authorized but heretofore unissued shares to be offered and sold pursuant to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) which was filed under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “Commission”) on December 28, 2023, as amended on January 5, 2024 and December 9, 2024, and declared effective by the Commission on December 17, 2024, the base prospectus contained in the Registration Statement (the “Base Prospectus”) and the prospectus supplement relating to the proposed offer and sale of the Shares filed with the Commission on December 18, 2024 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), pursuant to that certain At The Market Offering Agreement dated as of December 18, 2024, between the Sales Agent and the Company (the “Sales Agreement”).

In connection with the preparation of this opinion, we have examined the Registration Statement and the Prospectus and such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company without independent investigation or verification. We have also assumed that there will exist, under the Company’s amended and restated certificate of incorporation, as amended or supplemented, the requisite number of authorized but unissued shares of Common Stock.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Sales Agreement and in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter are limited to the Delaware General Corporation Law and the reported judicial decisions interpreting such statute and provisions and the laws of the state of New York and the federal laws of the United States of America. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the State of Delaware; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on December 18, 2024 and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas | 31st Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRFC.LAW